Exhibit 8.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 22 June 2021. To the Company

Dear addressee:

We have acted as tax counsel as to Dutch law to the Company in connection with the Merger. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us.

In rendering the opinion expressed in this opinion letter, we have reviewed and relied upon a draft of the Registration Statement. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the tax laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European other than the tax opinion below. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch tax law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Registration Statement subsequent to the date of this opinion letter.

The opinion expressed in this opinion letter is to be construed and interpreted in accordance with Dutch tax law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether

Amsterdam Brussels London Luxemburg New York Rotterdam

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter and in the Dutch Tax Section, legal and tax concepts are expressed in English terms. The Dutch legal and tax concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal and tax concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	the Registration Statement has been or will be declared effective by the SEC in the form reviewed by us; and

b.	the place of effective management of the Company is only in the Netherlands and the Company will therefore only be a tax resident of the Netherlands.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us, we express the following opinion:

Dutch Tax Section

The Dutch Tax Section constitutes our opinion and we hereby confirm that with respect to matters of Dutch tax law referred to therein, it is accurate and set forth in full, subject to the introduction in the first paragraphs of the Dutch Tax Section under the caption “Scope of Discussion”.

The opinion expressed above is subject to the following qualification:

a.	The Dutch Tax Section does not purport to address any tax consequences of transactions (for instance, the Reverse Stock Split, the Share Repurchase, the replacement of Expro Equity Awards with the right to receive shares of Frank’s Common Stock and the replacement of Expro Warrants with the Replacement Warrants) effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	Frank’s International N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 34241787.

“Dutch Tax Section”	The statements contained in the Registration Statement under the caption “Material Dutch Tax Consequences”.

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands.

“Merger”	The combination of the Company and Expro Group Holdings International Limited as contemplated by the Registration Statement.

“Registration Statement”	The Company’s registration statement on Form F-4 filed or to be filed with the SEC in connection with the Merger in the form reviewed by us.

“Reverse Stock Split”	The reverse stock split of all issued and outstanding the Company’s common stock as contemplated by the Registration Statement.

“SEC”	The United States Securities and Exchange Commission.

“Share Repurchase”	The repurchase of shares of the Company as contemplated by the Registration Statement.